UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2017

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-55616

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Potential Acquisition of Property in Nantucket, Massachusetts

On July 26, 2017, a subsidiary of the sponsor of Strategic Storage Growth Trust, Inc. (the “Registrant”) assigned to a subsidiary of the Registrant (the “Nantucket Assignment”) a purchase and sale agreement with an unaffiliated third party (the “Nantucket Purchase Agreement”) for the acquisition of a self storage facility located in Nantucket, Massachusetts (the “Nantucket Property”). The information in this Item 1.01 description is qualified in its entirety by the Nantucket Purchase Agreement which is attached as Exhibit 10.1 hereto and the Nantucket Assignment which is attached as Exhibit 10.2 hereto.

The Nantucket Property is a self storage facility that contains approximately 93,000 net rentable square feet and 840 rental units. The purchase price for the Nantucket Property is $37.5 million, plus closing costs and acquisition fees. The Registrant expects the acquisition of the Nantucket Property to close in the third quarter of 2017. The Registrant expects to fund such acquisition with net proceeds from the Registrant’s initial public offering.

Pursuant to the Nantucket Purchase Agreement, the Registrant will be obligated to purchase the Nantucket Property only after satisfactory completion of agreed upon closing conditions. The Registrant will decide whether to acquire the Nantucket Property generally based upon:

•	satisfactory completion of due diligence on the Nantucket Property and the seller of the Nantucket Property;

•	approval by the board of directors of the Registrant to purchase the Nantucket Property;

•	satisfaction of the conditions to the acquisition in accordance with the Nantucket Purchase Agreement; and

•	no material adverse changes relating to the Nantucket Property, the seller of the Nantucket Property or certain economic conditions.

There can be no assurance that the Registrant will complete the acquisition of the Nantucket Property. In some circumstances, if the Registrant fails to complete the acquisition, it may forfeit up to approximately $500,000 in earnest money on the Nantucket Property.

Other properties may be identified in the future that the Registrant may acquire prior to or instead of the Nantucket Property. Due to the considerable conditions to the consummation of the acquisition of the Nantucket Property, the Registrant cannot make any assurances that the closing of the Nantucket Property is probable.

Extension of Maturity Date of KeyBank Facility

As previously reported, SS Growth Operating Partnership, L.P. (the “Operating Partnership”), the operating partnership of the Registrant, and certain property-owning special purpose entities wholly-owned by the Operating Partnership (collectively, the “Borrower”), obtained a senior secured revolving loan (the “KeyBank Facility”) from KeyBank National Association, as administrative agent (“KeyBank”), and the lenders party thereto, pursuant to a credit agreement, dated July 31, 2014 (the “Credit Agreement”), for the purpose of funding real property acquisitions. The maximum potential amount the Registrant may borrow under the KeyBank Facility is $40 million.

On July 26, 2017, the Borrower and KeyBank entered into the Fifth Amendment (the “Fifth Amendment”) to the Credit Agreement that extends the maturity date under the Credit Agreement to September 29, 2017. The remaining terms and conditions of the Credit Agreement continue in full force and effect.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment, which is attached as Exhibit 10.3 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K related to the extension of the KeyBank Facility is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Nantucket Purchase Agreement

10.2	Nantucket Assignment

10.3	Fifth Amendment to the Credit Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: July 28, 2017	By:	/s/ Michael O. Terjung
Michael O. Terjung
Chief Financial Officer and Treasurer